Exhibit 10.4

PULSE BIOSCIENCES, INC.

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This fourth amendment (this “Amendment”) is entered into effective as of May 12, 2024, by and between Kevin Danahy (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into an employment agreement dated February 9, 2022 (as previously amended, the “Employment Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Employment Agreement related to Executive’s severance benefits;

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including Executive’s continued employment, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Amendment.

(a) The first sentence of Section 1(a) of the Employment Agreement, titled “Position and Duties,” is hereby amended and restated in its entirety as follows:  “As of May 12, 2024, Executive will serve as the Company’s Chief Commercial Officer.

(b) Clause (i) in Section 10(f) of the Employment Agreement, titled “Good Reason,” is hereby DELETED and replaced with “(i) the assignment to Executive of any duties beyond the generally recognized scope of employment of a company Chief Commercial Officer or the reduction of Executive’s duties or the removal of Executive from Executive’s position and responsibilities as Chief Commercial Officer either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Executive is provided with an alternative executive-type position within the Company or its subsidiaries at the same or better compensation as proved herein, or that a reduction in duties (including no longer being chief executive officer of a public company), position or responsibilities is solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”;”.

(c) The first sentence of Section 7(a)(i) of the Employment Agreement, titled “Severance Payment,” is hereby amended and restated in its entirety as follows:

Upon an Involuntary Termination, Executive will receive continuing payments of the Executive’s Base Salary (as in effect immediately prior to the Executive’s termination) either (i) for twelve (12) months, but only if the Involuntary Termination occurs within the twelve (12) month period following a Change of Control, or (ii) for three (3) months; provided, however, that for purposes of Section 7(a)(iii), concerning Company-provided COBRA benefits, the period of continuing COBRA benefits shall be up to twelve (12) months in either case (hereinafter, the “Severance Period”).

The remainder of Section 7(a)(i) is unchanged.

2.	Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

3.

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

4.	Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the Amendment Date.

PULSE BIOSCIENCES, INC.		EXECUTIVE
/s/ Robert Duggan		/s/ Kevin Danahy
By:	Robert Duggan	By:	Kevin Danahy
Its:	Executive Chairman	Date:	May 14, 2024
Date:	May 14, 2024